Filed Pursuant to Rule 424(b)(3)
Registration No. 333-70306
PROSPECTUS SUPPLEMENT NO. 9
TO PROSPECTUS DATED OCTOBER 22, 2001

$360,000,000

The PMI Group, Inc.

2.50% Senior Convertible Debentures due 2021
and
Shares of Common Stock Issuable Upon Conversion of the Debentures

This prospectus supplement supplements information contained in the prospectus dated October 22, 2001 covering the resale by selling securityholders of our 2.50% Senior Convertible Debentures due 2021, or the Debentures, and shares of our common stock issuable upon conversion of the Debentures. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto. The terms of the Debentures are set forth in the prospectus.

See “Risk Factors” section beginning on page 6 of the prospectus to read about factors you should consider before purchasing the Debentures or common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in the table appearing under the caption “Selling Securityholders” in the prospectus is amended by adding the information below with respect to a person not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to a person previously listed in the prospectus with the information that is set forth below:

Name	Aggregate Principal Amount of Debentures Beneficially Owned and Offered	Percentage of Debentures Outstanding	Number of Shares of Common Stock Offered (a)
Goldman, Sachs & Co.	1,000,000	*	22,648
The James Campbell Corporation	47,000	*	1,064

(a)
Assumes conversion of all of the holder’s Debentures at a conversion rate of 22.648 shares of common stock per $1,000 principal amount of the Debentures, which was the conversion rate in effect as of the date of this prospectus supplement. In June 2002 the conversion rate was adjusted as a result of a 2-for-1 stock split in our outstanding shares of common stock effected in the form of a common stock dividend. The conversion rate is subject to further adjustment, however, as described under “Description of the Debentures—Conversion Rights”. As a result, the number of shares of common stock issuable upon conversion of the Debentures may increase or decrease in the future.

To our knowledge, neither of the selling securityholders listed above has, nor within the past three years has had, any material relationship with us or any of our predecessors or affiliates.

The date of this prospectus supplement is August 12, 2002.